Exhibit 99.1

For Immediate Release

For additional information contact:

Michael W. Shelton, Senior Vice President
Phone:  336-369-0900

FNB Financial Services CorporationUpdate
On Investigation of Improper Loans

GREENSBORO, N.C.--(BUSINESS WIRE)—September 16, 2005—FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB”), parent of FNB Southeast (the “Bank”), announced today that FNB is continuing its investigation of improper loans and other transactions and activities in violation of certain policies and procedures of the Bank undertaken by a former loan officer in the Bank’s Harrisonburg Region. Upon discovering these loans, transactions, and activities in the quarter ended June 30, 2005, FNB recorded a fraud loss of $250,000. During July and August of 2005, FNB engaged in reviews of the loan portfolio of the former loan officer through both the Bank’s internal audit function and an independent consulting firm. Based on these reviews, the Bank reclassified the risk grades of certain loans in that portfolio with the result that the Bank made special provisions to its allowance for credit losses of approximately $900,000 during the first two months of the third quarter. The Bank will continue to scrutinize the loan portfolio of the former loan officer in order to determine if additional special provisions are warranted in the future.

FNB has asserted a claim under its fidelity bond for potential losses of approximately $1.2 million resulting from the conduct of the former loan officer. In addition, with the consent of the issuer of the fidelity bond, the Bank anticipates entering into a repayment arrangement with the former loan officer under which the former loan officer will agree to pay to the Bank an agreed upon amount and to guarantee repayment of loans made by him to affiliated parties, and will further agree to collateralize a portion of his repayment and guarantee obligations. At this time, FNB is unable to predict with certainty the amounts to be recovered or the timing of recovery from its claim on the fidelity bond and/or under the anticipated repayment agreement with the former loan officer.

FNB Financial Services Corporation is a financial holding company headquartered in Greensboro, NC with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Additional information regarding FNB Financial Services Corporation can be accessed online at www.fnbsoutheast.com.

Information in this press release may contain “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.